CLASS C SHARES DISTRIBUTION PLAN

                              PIONEER GROWTH TRUST
                                  on behalf of
                               PIONEER GOLD SHARES

         CLASS C SHARES DISTRIBUTION PLAN, dated as of January 31, 1996 of PIONEER GROWTH TRUST, a Massachusetts business trust (the "Trust"), on behalf of PIONEER GOLD SHARES (the "Fund").

                                   WITNESSETH

         WHEREAS, the Trust is engaged in business as an open-end, diversified, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Fund is a series of the Trust;

         WHEREAS, the Fund intends to distribute shares of beneficial interest (the "Class C Shares") of the Fund in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this Class C Shares distribution plan (the "Class C Plan") as a plan of distribution pursuant to such Rule;

         WHEREAS, the Fund desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD"), provide certain distribution services for the Fund's Class C Shares in connection with the Class C Plan;

         WHEREAS, the Trust has entered into an underwriting agreement (in a form approved by the Trust's Board of Trustees in a manner specified in such Rule 12b-1) on behalf of the Fund with PFD, whereby PFD provides facilities and personnel and renders services to the Fund in connection with the offering and distribution of Class C Shares (the "Underwriting Agreement");

         WHEREAS, the Fund also recognizes and agrees that (a) PFD may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Class C Shares in connection with the offering of Class C Shares, (b) PFD may compensate any Dealer that sells Class C Shares in the manner and at the rate or rates to be set forth in an agreement between PFD and such Dealer and (c) PFD may make such payments to the Dealers for distribution services out of the fee paid to PFD hereunder, any deferred sales charges imposed by PFD in connection with the repurchase of Class C shares, its profits or any other source available to it;

         WHEREAS, the Fund recognizes and agrees that PFD may impose certain deferred sales charges in connection with the repurchase of Class C Shares by the Fund, and PFD may retain (or receive from the Fund, as the case may be) all such deferred sales charges; and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Fund should adopt and implement this Class C Plan, has evaluated such information as it deemed necessary to an informed determination whether this Class C Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Class C Plan will benefit the Fund and its Class C shareholders;

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Class C Plan for the Fund as a plan of distribution of Class C Shares in accordance with Rule 12b-1, on the following terms and conditions:

          1. (a) The Fund is authorized to compensate PFD for (1) distribution services and (2) personal and account maintenance services performed and expenses incurred by PFD in connection with the Fund's Class C Shares. Such compensation shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board of Trustees may determine.

                           (b) The amount of  compensation  paid  during any one
                  year for distribution services with respect to Class C Shares shall be .75% of the Fund's average daily net assets attributable to Class C Shares for such year.

                           (c) Distribution  services and expenses for which PFD
                  may be compensated pursuant to this Plan include, without limitation: compensation to and expenses (including allocable overhead, travel and telephone expenses) of (i) Dealers, brokers and other dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") or their officers, sales representatives and employees, (ii) PFD and any of its affiliates and any of their respective officers, sales representatives and employees, (iii) banks and their officers, sales representatives and employees, who


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

                  engage in or support distribution of the Fund's Class C Shares; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

                           (d) The amount of  compensation  paid  during any one
                  year for personal and account maintenance services and expenses shall be .25% of the Fund's average daily net assets attributable to Class C Shares for such year. As partial consideration for personal services and/or account maintenance services provided by PFD to the Class C Shares, PFD shall be entitled to be paid any fees payable under this clause (d) with respect to Class C shares for which no dealer of record exists, where less than all consideration has been paid to a dealer of record or where qualification standards have not been met.

                           (e) Personal and account maintenance services for which PFD or any of its affiliates, banks or Dealers may be compensated pursuant to this Plan include, without limitation: payments made to or on account of PFD or any of its affiliates, banks, other brokers and dealers who are members of the NASD, or their officers, sales representatives and employees, who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Class C Shares or their accounts or who provide similar services not otherwise provided by or on behalf of the Fund.

                           (f) PFD may impose certain  deferred sales charges in
                  connection with the repurchase of Class C Shares by the Fund and PFD may retain (or receive from the Fund as the case may be) all such deferred sales charges.

                           (g) Appropriate adjustments to payments made pursuant
                  to clauses (b) and (d) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by subsection (d) of Section 26 of Article III of the Rules of Fair Practice of the NASD.

                  2. The Fund understands that agreements between PFD and Dealers may provide for payment of fees to Dealers in connection with the sale of Class C Shares and the provision of services to shareholders of the Fund. Nothing in this Class C Plan shall be construed as requiring the Fund to make any payment to any Dealer


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

or to have any obligations to any Dealer in connection with services as a dealer of the Class C Shares. PFD shall agree and undertake that any agreement entered into between PFD and any Dealer shall provide that such Dealer shall look solely to PFD for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Fund or the Trust.

                  3. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which they are subject or by which they are bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust or the Fund.

                  4. This Class C Plan shall become  effective  upon approval by
(i) a "majority of the  outstanding  voting  securities" of Class C of the Fund,
(ii) a vote of the Board of Trustees, and (iii) a vote of a majority of the Trustees who are not "interested persons" of the Trust or the Fund and who have no direct or indirect financial interest in the operation of the Class C Plan or in any agreements related to the Class C Plan (the "Qualified Trustees"), such votes with respect to (ii) and (iii) above to be cast in person at a meeting called for the purpose of voting on this Class C Plan.

                  5. This Class C Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Class C Plan shall expire on ________ __, 1997.

                  6. This Class C Plan may be amended at any time by the Board of Trustees, provided that this Class C Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of Class C of the Fund and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Class C Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of Class C of the Fund.

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

                  7. The Fund and PFD shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Class C Plan and the purposes for which such expenditures were made.

                  8. While this Class C Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust or the Fund.

                  9. For the purposes of this Class C Plan, the terms "assignment," "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

                  10. The Trust shall preserve copies of this Class C Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

                  11. This Class C Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

                  12. If any provision of this Class C Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Class C Plan shall not be affected thereby.









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